EXHIBIT 99.2

PRESS RELEASE
FOR IMMEDIATE RELEASE

May 9, 2012

CLIFTON SAVINGS BANCORP, INC.
DECLARES QUARTERLY CASH DIVIDEND

The Board of Directors of Clifton Savings Bancorp, Inc. (Nasdaq Global Select Market: CSBK) (the “Company”), the parent company of Clifton Savings Bank, today announced that the Company will pay a cash dividend of $0.06 per share for the quarter ended March 31, 2012. The dividend will be payable on June 8, 2012 to shareholders of record, including Clifton MHC, on May 25, 2012.  The quarterly cash dividend of $0.06 per share is the thirty third dividend paid by Clifton Savings Bancorp, Inc. since becoming a capital stock organization in March 2004.

As a result of new restrictions recently implemented by the Board of Governors of the Federal Reserve System, Clifton MHC was unable to waive its receipt of dividends declared by the Company for the quarter ended March 31, 2012.  John A. Celentano, Jr., Chairman and Chief Executive Officer of the Company, commented, “Although the Company’s Board of Directors has declared a cash dividend every quarter since the Company’s initial public offering in 2004, the new onerous restrictions that have been adopted by the Federal Reserve Board regarding mutual holding company dividend waivers will require the Board of Directors to re-evaluate the Company’s dividend policy on a quarterly basis.  As a result of such regulatory considerations, the Company can make no assurances that it will continue to declare regular quarterly cash dividends or that its dividend policy will not change in the future.”

Clifton Savings Bank is a community-oriented financial institution which operates twelve full-service banking offices in Bergen and Passaic Counties in New Jersey. Additional information on Clifton Savings Bancorp, Inc. and Clifton Savings Bank can be found on the web site: www.cliftonsavings.com.

Contact: Bart D’Ambra
(973) 473-2200